Exhibit 4.1
INDYMAC MORTGAGE HOLDINGS, INC.
2000 STOCK INCENTIVE PLAN
     1. Purpose of Plan. The purpose of this 2000 Stock Incentive Plan (“Plan”) of IndyMac Mortgage Holdings, Inc., a Delaware corporation (the “Company”), is to enable the Company and any of its subsidiaries or affiliates to attract, retain and motivate their employees, consultants, agents, officers and directors by providing incentives related to equity interests in and the financial performance of the Company.
     2. Persons Eligible Under Plan. Any person, including any director of the Company or any of its subsidiaries or affiliates, who is an officer or employee of the Company or any of its subsidiaries or affiliates or an individual who performs services for the Company or any of its subsidiaries or affiliates of a nature similar to those performed by officers or employees, such as consultants and agents (any of the foregoing, an “Employee”) shall be eligible to be considered for the grant of an Award (as defined in Section 5 below) or Awards under Section 5 of this Plan. Members of the Board of Directors of the Company (the “Board”), and members of the boards of directors of any of the Company’s subsidiaries or affiliates who are not officers or employees of the Company or any of its subsidiaries or affiliates (“Non-Employee Directors”) shall be eligible to receive Awards under this Plan only in the form of nonqualified stock options granted automatically under the provisions of Section 10 of this Plan (“Director Options”).
     3. Stock Subject to Plan.
     (a) ISO Limit. The maximum number of Common Shares, $0.01 par value per share, of the Company (the “Common Shares”) that may be issued pursuant to options intended to qualify as incentive stock options (“Incentive Stock Options”) under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), granted under this Plan is 5,000,000, and provided further that, except as otherwise provided herein, the aggregate Fair Market Value (as defined in Section 10) of Common Shares with respect to which options intended to qualify as Incentive Stock Options are exercisable for the first time by any individual during any calendar year shall not exceed the limit, if any, set forth in Section 422(d) of the Code or any successor provision thereto. For purposes of this subsection (a), the Fair Market Value (as defined in Section 10) of any Common Shares shall be determined as of the time the Incentive Stock Option with respect to the Common Shares is granted. Pursuant to Section 422(a)(2) of the Code, only employees (as that term is used in Section 422(a)(2) of the Code) of the Company or the Company’s wholly-owned subsidiaries may receive options intended to qualify as Incentive Stock Options under this Plan.
     (b) Aggregate/Individual Share Limit.
     (i) The maximum number of Common Shares that may be issued pursuant to all Awards (including Incentive Stock Options, as set forth in subsection (a) above) granted under this Plan, other than Common Shares that are issued pursuant to Awards and subsequently reacquired by the Company pursuant to the terms and conditions of such Awards (“Reacquired Common Shares”), is 5,000,000, subject to adjustment as provided in or pursuant to Section 6 or 10 hereof (such maximum number, as so adjusted, shall be referred to as the “Share Limit”).
     (ii) Notwithstanding anything contained herein to the contrary, the aggregate number of Common Shares subject to options, stock appreciation rights, and awards of restricted stock granted during any calendar year to any individual shall be limited to 1,000,000.
     (c) Share Reservation. No Award may be granted under this Plan unless, on the date of grant, the sum of (i) the maximum number of Common Shares issuable at any time pursuant to such Award, plus (ii) the number of Common Shares that have previously been issued pursuant to Awards granted under this Plan, other than Reacquired Common Shares available for reissue, plus (iii) the maximum number of Common Shares that may be issued at any time after such date of grant pursuant to Awards that are outstanding on such date, does not exceed the Share Limit. Common Shares distributed under the Plan may be treasury shares, authorized but unissued shares or shares purchased in the open market for this purpose.

     (d) Reissue of Awards and Common Shares. Awards payable in cash or Common Shares that are forfeited or for any reason are not so paid under this Plan, as well as Common Shares subject to Awards that expire or for any reason are terminated and are not issued or constitute Reacquired Common Shares, shall again be available for subsequent Awards under the Plan.
     (e) Fractional Shares/Minimum Issue. Fractional share interests shall be disregarded, but may be accumulated. No fewer than 100 Common Shares may be purchased on exercise of any option granted under this Plan (“Option”) at one time unless the number purchased is the total number at the time available for purchase under the Option.
     (f) Privileges of Stock Ownership. Except as otherwise expressly authorized by this Plan, an Award recipient shall not be entitled to any privilege of stock ownership as to any Common Shares subject to an Option granted under this Plan prior to the satisfaction of all conditions to the valid exercise of the Option.
     4. Administration of Plan.
     (a) The Committee. Except for the provisions of Section 10 (which to the maximum extent feasible shall be self-effectuating), this Plan shall be administered by a committee of the Board (the “Committee”) consisting of two or more directors, each of whom is a “Non-Employee Director,” as such term is defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and an “Outside Director,” as such term is defined for purposes of Section 162(m) of the Code.
     (b) Powers of the Committee. Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable in connection with the administration of this Plan including, without limitation, the following:
     (i) adopt, amend and rescind rules and regulations relating to this Plan;
     (ii) determine which persons meet the requirements of Section 2 hereof for eligibility under this Plan and to which of such eligible persons, if any, Awards will be granted hereunder;
     (iii) grant Awards to eligible persons and determine the terms and conditions thereof, including, but not limited to, the number of Common Shares issuable pursuant thereto, the time not more than ten (10) years after the date of an Award at which time the Award shall expire or (if not vested) terminate, and the conditions upon which Awards become exercisable or vest or shall expire or terminate, and the consideration, if any, to be paid upon receipt, exercise or vesting of Awards;
     (iv) determine whether, and the extent to which, adjustments are required pursuant to Section 6 hereof;
     (v) interpret and construe this Plan and the terms and conditions of any Award granted under Section 5, whether before or after the date set forth in Section 7; and
     (vi) determine the circumstances under which, consistent with the provisions of Section 7, any outstanding Award under Section 5 may be amended; which authority (except as to clauses (ii) and (iii) above) shall remain in effect so long as any Award remains outstanding under this Plan.
     (c) Specific Committee Responsibility and Discretion Regarding Awards. Subject to the express provisions of this Plan, the Committee, in its sole and absolute discretion, shall determine all of the terms and conditions of each Award granted under Section 5 of this Plan, which terms and conditions may include, subject to such limitations as the Committee may from time to time impose, among other things, provisions that:

     (i) permit the recipient of such Award, including any recipient who is a director or officer of the Company, to pay the purchase price of the Common Shares or other property issuable pursuant to such Award, or such recipient’s tax withholding obligation upon such issuance or in respect of such Award or Shares, in whole or in part, by any one or more of the following:
     (A) the delivery of previously owned shares of capital stock of the Company (including shares acquired as or pursuant to Awards) then having been owned by the recipient for at least six (6) months (or such other period required under applicable law) or the delivery of other property, or
     (B) the delivery of a promissory note, under any applicable financing plan or on such other terms and conditions, as in either case authorized by the Committee, consistent with applicable law;
     (ii) accelerate the receipt of benefits pursuant to such Award upon the occurrence of specified events, including, without limitation, a change of control of the Company, an acquisition of a specified percentage of the voting power of the Company, the dissolution or liquidation of the Company, a sale of substantially all of the property and assets of the Company or an event of the type described in Section 6 hereof, or pursuant to the provisions of an employment contract not inconsistent with the terms of this Plan, or in other circumstances or upon the occurrence of other events as deemed appropriate by the Committee;
     (iii) qualify such Award as an Incentive Stock Option;
     (iv) extend the exercisability or term of any or all such outstanding Awards, change the price of any or all such outstanding Awards or otherwise change previously imposed terms and conditions, in the specified events described in clause (ii) above or in other circumstances or upon the occurrence of other events as deemed appropriate by the Committee, in each case subject to Section 7;
     (v) authorize the conversion, succession or substitution of outstanding Awards under Section 5 upon the occurrence of any event of the type described in Section 6, or in other circumstances or upon the occurrence of other events as deemed appropriate by the Committee; and/or
     (vi) provide for automatic grants of Awards or successive Awards.
     (d) Binding Determinations. Any action taken by, or inaction of, the Company, the Board or the Committee relating or pursuant to this Plan shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. No member of the Board or officer of the Company shall be liable for any such action or inaction of the entity or body, of another person or, except in circumstances involving bad faith, of himself or herself.
     (e) Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Board and the Committee may obtain and may rely upon the advice of experts, including professional advisors to the Company. No director, officer or agent of the Company shall be liable for any such action or determination taken or made or omitted in good faith.
     (f) Delegation. The Committee may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Company. The Committee also may delegate to certain officer(s) of the Company the authority to grant Awards pursuant to Section 5 of the Plan, provided that such delegation is set forth in writing and includes all applicable limitations and parameters to such Awards, and provided further that such Awards are subsequently ratified by the Committee.

     5. Awards.
     (a) Types of Awards. The Committee, on behalf of the Company, is authorized under this Plan to enter into any type of arrangement with an Employee that is not inconsistent with the provisions of this Plan and that by its terms, involves or might involve the issuance of (i) Common Shares, (ii) an option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege at a fixed or variable price related to the Common Shares or other equity securities of the Company and/or the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any combination of these variables, or any similar security contemplated by subsection (b) below, or (iii) any similar security with a value derived from the value of the Common Shares or other equity securities of the Company, all of which may or may not involve the payment of cash consideration, subject to subsection (e) below. The authorization of any such arrangement (including any benefits described in Section 5(e)) is referred to herein as the grant of an “Award”. The date of grant may be at or after (but not before) the date the Committee authorizes the Award. All Awards shall be evidenced by a writing with a schedule memorializing the grant of the Award to the recipient and setting forth certain specifics with respect to the terms and conditions of the Award (“Award Memorandum”).
     (b) Form of Awards. Awards are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, performance restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, limited stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares, and an Award may consist of one such security or benefit, or two or more of them in any combination or alternative. In addition, any Award that is intended to qualify as an Incentive Stock Option will automatically be converted into a non-qualified stock option to the extent that such Award does not satisfy any applicable requirement under Section 422 of the Code.
     (c) Restricted Stock Awards. If expressly provided by the Committee, and without limiting subsection (b) above, Awards of restricted Common Shares (“Restricted Stock”) may be made to the holder of any Option, based upon dividends or distributions that would have been received had the Common Shares covered by the Option been issued and outstanding on the applicable dividend record date. The terms and conditions of any such Awards of Restricted Stock shall be determined by the Committee and set forth in the applicable Award Memorandum.
     (d) Time and Method of Exercise. Awards may be exercised in whole or in part at such time or times as shall be determined by the Committee and set forth in the applicable Award Memorandum. Awards shall be exercised in accordance with procedures established by the Committee, subject to Section 4(c)(i) and any holding periods required under applicable law.
     (e) Price; Consideration; Option Pricing Limit. Common Shares may be issued pursuant to an Award for any lawful consideration as determined by the Committee, including, without limitation, cash, Common Shares (valued at then Fair Market Value, as defined in Section 10), or services rendered by the recipient of such Award; provided that no Common Shares shall be issued for less than the minimum lawful consideration and no Option which is intended to be an Incentive Stock Option shall be granted with an exercise price that is less than the Fair Market Value (as defined in Section 10) of the underlying Common Shares on the date of grant.
     (f) Effect of Termination of Service or Death; Change in Subsidiary Status. Subject to Section 4(c)(ii), and except as otherwise provided in the applicable Award Memorandum or otherwise specified or approved by the Committee, each Option and all other rights thereunder, to the extent not exercised (whether or not presently exercisable), shall terminate and become null and void at such time as the holder of such Option terminates service as an Employee, except that:
     (i) if the holder terminates service as an Employee for a reason other than cause (as determined by the Committee in its sole discretion), death or permanent and total disability (as defined in clause (ii) below), the holder may at any time within a period of three months after such termination exercise such Option to the extent such Option was exercisable on the date of such termination;

     (ii) if the holder terminates service as an Employee by reason of permanent and total disability (within the meaning of Section 22(e)(3) of the Code), or if the holder becomes permanently and totally disabled within three months after termination described in clause (i), the holder may at any time within a period of twelve (12) months after such termination exercise such Option to the extent such Option was exercisable on the date of such termination; and
     (iii) if the holder terminates service as an Employee by reason of death, or within three months after a termination described in clauses (i) or (ii), then such Option may be exercised within a period of twelve (12) months after the holder’s termination of service as an Employee, to the extent such Option was exercisable on the date of such termination;
provided, however, that in no event may any such Option be exercised by any holder after its expiration date.
Notwithstanding any of the foregoing provisions of this subsection (f), if the holder of an Option is an Employee of an entity which is a subsidiary or affiliate of the Company and such entity ceases to be such a subsidiary or affiliate of the Company, such event shall be deemed for purposes of this subsection (f) to be a termination of the holder’s service as an Employee described in clause (i) above. Absence from work caused by military service or authorized sick leave shall not be considered a termination of service as an Employee for purposes of this subsection (f).
     (g) Cash Awards; Loans. The Committee shall have the express authority to create, add or include a cash payment or benefit under this Plan, whether in lieu of, in addition to or as an Award or as a component of another type of Award, and to make or authorize loans to finance, or to otherwise accommodate the financing, acquisition or exercise of an Award or the satisfaction of any related tax liability.
     (h) Transfer Restrictions. Unless otherwise permitted in the applicable Award Memorandum pursuant to the discretion of the Committee, no Award granted hereunder shall be transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.
     (i) Tax Withholding. Upon the issuance of Common Shares, the payment of cash or any other taxable event in respect of an Award under this Plan, such number of shares or amount of cash or other consideration, as the case may be, otherwise issuable or payable may be reduced by the amount necessary to satisfy the minimum applicable tax withholding requirements imposed on the Company or any of its subsidiaries or affiliates in respect of such Award or event, all to the extent and in such manner as the Committee may determine.
     6. Adjustments and Acceleration.
     (a) Adjustments. If (i) the outstanding securities of the class then subject to this Plan (the “outstanding shares”) (A) are increased, decreased, exchanged or converted as a result of a stock split (including a split in the form of a stock dividend), reverse stock split, recapitalization, or similar event or (B) are exchanged for or converted into cash, property or a different number or kind of securities (or if cash, property or securities are distributed in respect of the outstanding shares), as a result of a reorganization, merger, consolidation, exchange, recapitalization, restructuring or reclassification, or (ii) substantially all of the property and assets of the Company are sold as an entirety, or (iii) the Company is liquidated and dissolved, then, the Committee (or, in the case of Director Options, the Board) shall, in such manner and to such extent (if any) as is equitable and appropriate, make proportionate adjustments in (x) the number and type of shares or other securities or cash or other property that may be acquired pursuant to Options and other Awards previously granted under this Plan (and, where applicable, the exercise price thereof so as to maintain the same aggregate exercise price), (y) the maximum number and type of shares or other securities, cash, or property that may be issued or delivered pursuant to Options (including Incentive Stock Options and Director Options) and other Awards thereafter granted under this Plan, and (z) such other terms as necessarily are affected by such event. In the case of an extraordinary distribution, merger, reorganization, consolidation, combination, sale of assets, exchange or spin off, the Committee (or the Board, in the case of Director Options) may make provisions for a substitution or exchange of any or all outstanding Options or other Awards or rights (or for the securities, cash or property deliverable upon exercise of such outstanding Options or other Awards or rights), based upon the distribution or consideration payable to holders of the Common Shares of the Company upon or in respect of such event.
     (b) Acceleration.
     (i) The Committee, in the exercise of its reasonable discretion, may, but need not, make an affirmative determination in light of all circumstances surrounding a transaction or group of related transactions that a “Change in Control” for purposes of this Plan will either occur or not occur. In making any such determination, the Committee shall give due consideration, without limitation, to the likely effect of such transaction(s) on the makeup of the shareholder base, the Board and the senior management of the Company. If the Committee does not exercise the right to make this affirmative determination with respect to a specific transaction or group of related transactions, then, with respect thereto, a “Change in Control” shall be deemed to occur for purposes of this Plan upon the occurrence of any one of the following events:
     (A) An acquisition (other than directly from the Company) of any common stock or other “Voting Securities” (as hereinafter defined) of the Company by any “Person” (as the term person is used for purposes of Sections 13(d) or 14(d) of the Exchange Act, immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of twenty five percent (25%) or more of the then outstanding shares of the Company’s common stock or the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. For purposes of this Plan, (1) “Voting Securities” shall mean the Company’s outstanding voting securities entitled to vote generally in the election of directors and (2) a “Non-Control Acquisition” shall mean an acquisition by (a) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company, or, (y) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a “Subsidiary”), (b) the Company or any of its Subsidiaries, or (c) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);
     (B) The individuals who as of March 1, 2000 are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least two-thirds of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or
     (C) The consummation of: (1) A merger, consolidation or reorganization involving the Company, unless such merger, consolidation or reorganization is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a merger, consolidation or reorganization of the Company where: (a) the stockholders of the Company, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least seventy percent (70%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization; (b) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, or in the event that, immediately following the consummation of such transaction, a corporation beneficially owns, directly or indirectly, a majority of the Voting Securities of the Surviving Corporation, the board of directors of such corporation; and (c) no Person other than (w) the Company, (x) any Subsidiary, (y) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation, or any Subsidiary, or (z) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of twenty-five percent (25%) or more of the then outstanding Voting Securities or common stock of the Company, has Beneficial Ownership of twenty-five percent (25%) or more of the combined voting power of the Surviving Corporation’s then outstanding Voting Securities or its common stock;
     (2) A complete liquidation or dissolution of the Company,
     (3) The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary); or
     (D) or any other occurrence or state of facts, whether similar or dissimilar to the foregoing, that is determined by the Committee to constitute a change in control of the management or policies of the Company.
     Notwithstanding the foregoing provisions of this Section 6(b)(i), a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding common stock or Voting Securities as a result of the acquisition of common stock or Voting Securities by the Company which, by reducing the number of shares of common stock or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons; provided, however, that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of common stock or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional common stock or Voting Securities which increases the percentage of the then outstanding common stock or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.
     (i) Except as otherwise provided in Section 10(j), prior to a Change in Control, the Committee may determine in respect of Awards held by Employees that upon or in anticipation of the occurrence of the Change in Control benefits under Awards shall be accelerated only for a limited period of time, which period of time shall not be less than a period of time reasonably necessary to realize the benefits of such acceleration nor more than one year after the Change in Control. If such a determination is not made, then (subject to the last sentence of this clause) upon the occurrence of a Change in Control and without further action by the Board or the Committee, (A) each Option and stock appreciation right shall become immediately exercisable, (B) performance Restricted Stock shall immediately vest free of restrictions, and (C) each performance share Award shall become payable to the Employee. The Committee may override the limitations on acceleration in this Section 6(b)(ii) by express provision in the Award Memorandum or otherwise, and may accord any holder of an Award a right to refuse any acceleration, whether pursuant to the Award Memorandum or otherwise, in such circumstances as the Committee may approve. Any acceleration of Awards shall comply with any applicable regulatory and financial accounting requirements, including without limitation Section 422 of the Code.
     (ii) Any Awards that are (or but for a holder’s rejection of acceleration would have been) accelerated under this Section 6 and that are not exercised or vested prior to a dissolution of the Company or a reorganization event described in Section 6(a) that the Company does not survive shall terminate, provided that if provision has been made, consistent with the terms hereof, for the substitution, exchange or other settlement of Awards, such Awards shall be substituted, exchanged or otherwise settled in accordance with such provision.

     (iii) Any Awards that are (or but for the holder’s rejection of the acceleration would have been) accelerated that are not exercised or vested prior to an abandonment or termination of a transaction subject to shareholder approval that triggered the Change in Control (as evidenced by public announcement, Board resolution, execution of documents terminating the transaction, or other action or document objectively confirming such abandonment or termination), shall be restored to their prior status (except for the effects of the passage of time) as if no Change in Control had occurred.
     7. Amendment and Termination of Plan.
     (a) No Award shall be granted under this Plan after March 1, 2010. Although Common Shares may be issued after March 1, 2010 pursuant to Awards granted prior to such date, no Common Shares otherwise shall be issued under this Plan after such date. Notwithstanding the foregoing, any Award granted prior to such date may vest or be amended after such date in any manner that would have been permitted prior to such date, except that (except as provided herein) no such amendment shall increase the number of shares subject to or comprising such Award, or extend the final expiration date of the Award or reduce (below the Fair Market Value (as defined in Section 10) on the date of the amendment) the exercise price of or under such Award.
     (b) The Board may, without shareholder approval, at any time and from time to time, suspend, discontinue or amend this Plan in any respect whatsoever, except that no such amendment shall impair any rights under any Award theretofore made under the Plan without the consent of the holder of such Award. Furthermore, and except as and to the extent otherwise permitted by the provisions hereof, no such amendment shall, without shareholder approval, cause the Plan to cease to satisfy any applicable condition of Rule 16b-3 under the Exchange Act or cause any Award under the Plan to cease to qualify for any applicable exception under Section 162(m) of the Code.
     8. Effective Date of Plan: Shareholder Approval. This Plan shall be effective as of March 1, 2000, the date upon which it was approved by the Board; provided, however, that no Common Shares may be issued under this Plan until it has been approved by the affirmative votes of the holders of a majority of the Common Shares of the Company present, or represented, and entitled to vote at a meeting duly held in accordance with applicable law.
     9. Legal Issues.
     (a) Compliance and Choice of Law: Severability. This Plan, the granting and vesting of Awards under this Plan and the issuance and delivery of Common Shares and/or the payment of money under this Plan or under Awards granted hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under this Plan shall be subject to such restrictions as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. This Plan, the Awards, all documents evidencing Awards and all other related documents shall be governed by, and construed in accordance with, the laws of the State of Delaware. If any provision shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of this Plan (subject to Section 9(b)) shall continue in effect.
     (b) Plan Construction. It is the intent of the Company that this Plan and Awards hereunder satisfy and be interpreted in a manner that in the case of recipients who are or may become persons subject to Section 16 of the Exchange Act satisfies the applicable requirements of Rule 16b-3 under the Exchange Act so that such persons will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the Exchange Act and will not be subjected to avoidable liability thereunder. If any provision of this Plan or of any Award would otherwise frustrate or conflict with the intent expressed above, that provision to the extent possible shall be interpreted and deemed amended so as to avoid such conflict, but to the extent of any remaining irreconcilable conflict with such intent as to such persons in the circumstances, such provision shall be deemed inoperative.

     (c) Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Committee to grant awards or authorize any other compensation, with or without reference to the Common Shares, under any other plan or authority.
     10. Non-Employee Director Options
     (a) Participation. Awards relating to the Common Shares authorized under this Plan shall be made under this Section 10 only to Non-Employee Directors.
     (b) Certain Definitions. The following definitions shall apply to this Section 10:
     (i) “Business Day” shall mean any day, other than Saturday, Sunday or any statutory holiday in the state of California.
     (ii) “Director Option” shall mean an Option granted to a Non-Employee Director pursuant to this Section 10.
     (iii) “Disability” shall mean a “permanent and total disability” within the meaning of Section 22(e)(3) of the Code.
     (iv) “Fair Market Value” on a specified date shall mean (A) if the Common Shares are listed or admitted to trade on a national securities exchange, the average of the high and low reported sales prices of the Common Shares on the Composite Tape on such date, as published in the Western Edition of The Wall Street Journal, on the principal national securities exchange on which the Common Shares are so listed or admitted to trade, or, if there is no trading of the Shares on such date, then the average of the high and low reported sales prices of the Common Shares as quoted on such Composite Tape on the next preceding date on which there is trading in such Shares; (B) if the Common Shares are not listed or admitted to trade on a national securities exchange, the average of the high and low reported prices for the Common Shares on such date, as furnished by the National Association of Securities Dealers, Inc. (“NASD”) through the NASDAQ National Market Reporting System (or a similar organization, if the NASD is no longer reporting such information); (C) if the Common Shares are not listed or admitted to trade on a national securities exchange and are not reported on the National Market Reporting System, the arithmetic mean between the bid and asked prices for the Shares on such date, as furnished by the NASD or a similar organization; or (D) if the Common Shares are not listed or admitted to trade on a national securities exchange nor reported on the National Market Reporting System and if bid and asked prices for the stock are not furnished by the NASD or a similar organization, the value as established by the Board at such time for purposes of this Plan.
     (v) “Retirement” shall mean retirement or resignation as a director after at least five (5) years service as a director.
     (c) Annual Awards. On the same date as the annual grant of Awards to Employees pursuant to this Plan in each calendar year after 2000 during the term of the Plan, there shall be granted to each Non-Employee Director then in office nonqualified stock options to purchase the number of Common Shares equal to 0.025% of the issued and outstanding Common Shares of the Company (excluding any Common Shares held in treasury by the Company) as of the end of the preceding fiscal year.
     (d) Minimum Number of Shares. Notwithstanding anything to the contrary contained herein, a Non-Employee Director shall not receive Options for less than 7,500 Common Shares pursuant to this Section 10 in any calendar year.
     (e) Purchase Price. The exercise price for Shares under any Director Option shall be equal to 100% of the Fair Market Value of a Common Share on the date the Director Option is granted. The exercise price for Shares under any Director Option may be modified by a separate vote of the members of the Board who are officers of the Company, as well as the full Board; provided, that the modified exercise price shall be no less than 100% of the Fair Market Value of a Common Share on the date the exercise price of the Director Option is modified. The exercise price of any option granted under this Section 10 shall be paid in full at the time of each purchase in cash equivalent or in Common Shares valued at their Fair Market Value on the date of exercise of such option, or partly in such shares and partly in cash, provided that any such Common Shares used in payment shall have been owned by the Non-Employee Director at least six months prior to the date of exercise.
     (f) Option Period and Exercisability. Each Director Option granted under this Section 10 shall become fully exercisable, in whole or in part, on the first anniversary of the grant date. Each option granted under this Section 10 and all rights or obligations thereunder shall expire on the earlier of the tenth anniversary of the date of grant or the liquidation or dissolution of the Company and shall be subject to earlier termination as provided below.
     (g) Termination of Directorship. If a Non-Employee Director’s services as a member of the Board, or as a member of the board of directors of a subsidiary or affiliate of the Company, terminate by reason of death, Disability or Retirement, an option granted pursuant to this Section 10 then held by such Non-Employee Director shall immediately become and shall remain exercisable for one year after the date of such termination or until the expiration of the stated term of such option, whichever first occurs. If a Non-Employee Director’s services as a member of the Board, or as a member of the board of directors of a subsidiary or affiliate of the Company, terminate for any other reason (other than Cause), any option granted pursuant to this Section 10 which is not then exercisable shall terminate and any such option which is then exercisable may be exercised for three months after the date of such termination or until the expiration of the stated term, which ever first occurs. If a Non-Employee Director is terminated for Cause, all Director Options granted to such Non-Employee Director shall be forfeited and shall no longer be exercisable, effective on the date of such termination for Cause. For purposes of this Section 10, “Cause” shall mean, with respect to any Non-Employee Director, termination on account of any act of (i) fraud or intentional misrepresentation, (ii) embezzlement, misappropriation or conversion of assets or opportunities of the Company or any subsidiary or affiliate, or (iii) conviction of a felony.
     (h) Adjustments. The provisions of this Section 10 and Director Options granted hereunder shall be subject to Section 6. If there shall occur any event described in Section 6(a), then in addition to the matters contemplated thereby, the Board shall, in such manner and to such extent (if any) as is appropriate and equitable, proportionately adjust the dollar amounts set forth elsewhere in this Section 10.
     (i) Loans. Subject to the requirements of applicable law, the Board may authorize loans to Non-Employee Directors to finance the exercise of Awards; provided, however, that no loan shall be made to any Non-Employee Director to finance the exercise of an Award made under this Section 10 unless (i) such loan is made pursuant to a full recourse promissory note, and (ii) such loan, if secured by Common Shares (whether issuable under the Award in question or otherwise), is made in compliance with Regulation G of the Federal Reserve Board.
     (j) Acceleration Upon a Change in Control. Upon the occurrence of a Change in Control referred to in Section 6(b), each Director Option granted under this Section 10 shall become immediately exercisable in full subject to the terms thereof. To the extent that any Director Option granted under this Section 10 is not exercised prior to (i) a dissolution of the Company or (ii) a merger or other corporate event that the Company does not survive, and no provision is (or consistent with the provisions of Section 9 or 10 can be) made for the assumption, conversion, substitution or exchange of the option, the Director Option shall terminate upon the occurrence of such event.
     (k) Other Provisions. The provisions of Sections 3(e)-(f), 5(h) and 7 through 9 are incorporated herein by this reference.
     (l) Grant of Options to Newly Elected Non-Employee Directors. Upon the election of a newly elected Non-Employee Director, there shall be granted automatically (without any action by the Committee or the Board) a nonqualified stock option (the grant date of which shall be the date of such election) to each newly elected Non-Employee Director as follows: (i) if the Non-Employee Director is elected within six months of the date on which the most recent Director Options were granted to existing Non-Employee Directors, a non-qualified stock option to purchase the same number of Common Shares for which the most recent Director Options were granted to existing Non-Employee Directors, and (ii) if the Non-Employee Director is elected more than six months following the date on which the most recent Director Options were granted to existing Non-Employee Directors, but prior to the date in the following calendar year on which Director Options are granted to existing Non-Employee Directors, a non-qualified stock option to purchase one-half the number of Common Shares for which the most recent Director Options were granted to existing Non-Employee Directors.

Amendments to the
2000 Stock Incentive Plan
(Adopted by the Board of Directors on October 17, 2000)
1.	Section 4(c)(iv) of the 2000 Stock Incentive Plan (“2000 Plan”) shall be deleted in its entirety and replaced with the following:
“(iv) extend the exercisability or term of any or all such outstanding Awards or otherwise change previously imposed terms and conditions, in the specified events described in clause (ii) above, or in other circumstances or upon the occurrence of other events as deemed appropriate by the Committee, in each case subject to Section 7;”
2.	Section 5(f)(iii) of the 2000 Plan shall be deleted in its entirety and replaced with the following:
“(iii) if the holder terminates service as an Employee by reason of death, or if such death occurs within three months after a termination described in clauses (i) or (ii), then such Option may be exercised within a period of twelve (12) months after the holder’s termination of services as an Employee, to the extent such Option was exercisable on the date of such termination;”
3.	To correct the error in Section 6(b) of the 2000 Plan whereby there exist two subparagraphs enumerated as “(i)”, the second such subparagraph shall be renumbered (ii) and the subparagraphs currently numbered (ii) and (iii) shall be renumbered (iii) and (iv).

4.	The second sentence of Section 7(a) of the 2000 Plan shall be deleted in its entirety and replaced with the following:
“Notwithstanding the foregoing, any Award granted prior to such date may vest or be amended after such date in any manner that would have been permitted prior to such date, except that no such amendment shall increase the number of shares subject to or comprising such Award, extend the final expiration date of the Award or reduce the exercise price of or under such Award.”
5.	The second sentence of Section 10(e) of the 2000 Plan shall be deleted in its entirety.

Amendments to the
2000 Stock Incentive Plan
(Adopted by the Board of Directors on April 24, 2002)
The 2000 Stock Incentive Plan (“Plan”) is hereby amended, effective as of April 24, 2002, as follows:
1.	By adding the following new sentence at the end of Section 3(b)(i) of the Plan:

“Subject to Section 6, the maximum number of Common Shares that may be issued in conjunction with Awards of Restricted Stock granted after April 24, 2002 shall not exceed the sum of (i) 157,153 Common Shares; and (ii) any Common Shares issued in conjunction with an Award of Restricted Stock and reacquired after April 24, 2002 by the Company.”

2.	By substituting the following sentence for the first sentence of Section 5(d) of the Plan:

“Awards may be exercised in whole or in part at such time or times as shall be determined by the Committee and set forth in the applicable Award Memorandum; provided, however that, if the right to become vested in such Award is conditioned on the completion of a specified period of service with the Company or the Subsidiaries, without achievement of performance objectives being required as a condition of either grant or vesting, then the required period of service for full vesting shall not be less than one year for shares covered by an Option Award and not less than three years for shares covered by a Restricted Stock Award (subject to acceleration of vesting, to the extent permitted by the Committee, in the event of the Participant’s death, disability, retirement, change in control or involuntary termination).”

3.	By substituting the following for Section 5(e) of the Plan:

“Common Shares may be issued pursuant to an Award for any lawful consideration as determined by the Committee, including, without limitation, cash, Common Shares (valued at then Fair Market Value, as defined in Section 10), or services rendered by the recipient of such Award; provided that no Common Shares shall be issued for less than the minimum lawful consideration and, for Options granted after April 24, 2002, no Option shall be granted with an exercise price that is less than the Fair Market Value (as defined in Section 10) of the underlying Common Shares on the date of grant. Except for either adjustments pursuant to Section 6(a) (relating to adjustment of shares), or decreases approved by the Company’s shareholders, the Exercise Price for any outstanding Option granted under the Plan may not be decreased after the date of grant nor may an outstanding Option granted under the Plan be surrendered to the Company as consideration for the grant of a new Option with a lower exercise price.”

4.	By adding the following new sentence at the end of Section 7(b) of the Plan:

“The provisions of Section 5(e) (relating to option pricing) cannot be amended unless the amendment is approved by the Company’s shareholders.”

5.	By adding the following sentence to Section 10(e) of the Plan as the second sentence thereof:

“The exercise price for Shares under any Director Option may not be modified without shareholder approval.”

Amendment to the
2000 Stock Incentive Plan
(Adopted by the Board of Directors on January 27, 2004)
The 2000 Stock Incentive Plan (“Plan”) is hereby amended, effective as of January 27, 2004, as follows:
1. By substituting the following for the two subsections numbered 6(b)(i) of the Plan (regarding the Change in Control definition) and by re-numbering the later subsections of Section 6(b) accordingly:
“(b) Acceleration.
(i) Subject to subsection 6(b)(ii) below, a “Change in Control” shall be deemed to occur for purposes of this Plan upon the occurrence of any one of the following events:
     (A) An acquisition of any common stock or other “Voting Securities” (as hereinafter defined) of the Company by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty five percent (25%) or more of the then outstanding shares of the Company’s common stock or the combined voting power of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. For purposes of this Plan, (1) “Voting Securities” shall mean the Company’s outstanding voting securities entitled to vote generally in the election of directors and (2) a “Non-Control Acquisition” shall mean an acquisition by (a) the Company or any of its Subsidiaries, (b) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company, or (y) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of the definition in this subsection 6.1, a “Subsidiary”), or (c) any Person in connection with a “Non-Control Transaction” (as hereinafter defined).
     (B) The individuals who, as of the Effective Date, were members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or
     (C) The consummation of a merger, consolidation, or reorganization involving the Company or the sale or other disposition of all or substantially all of the assets of the Company to any Person or Persons other than a transfer to a Subsidiary, or the sale or other disposition of all or substantially all of the stock or assets of IndyMac Bank, F.S.B. to any Person or Persons other than a transfer to a Subsidiary (in each case, a “Business Transaction”)), unless such Business Transaction is a “Non-Control Transaction.” A “Non Control Transaction” shall mean a Business Transaction where:
(a)	the stockholders of the Company, immediately before such Business Transaction, own directly or indirectly immediately following such Business Transaction more than sixty percent (60% ) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger, consolidation or reorganization or purchasing such assets or stock (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such Business Transaction;

(b)	the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Business Transaction constitute at least a majority of the members of the board of directors of the Surviving Corporation, or in the event that, immediately following the consummation of such Business Transaction, a corporation beneficially owns, directly or indirectly, a majority of the Voting Securities of the Surviving Corporation, the board of directors of such corporation; and

(c)	no Person other than (i) the Company, (ii) any Subsidiary, (iii) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Subsidiary, or (iv) any Person who, immediately prior to such Business Transaction had Beneficial Ownership of twenty-five percent (25%) or more of the then outstanding Voting Securities or common stock of the Company, has Beneficial Ownership of twenty-five percent (25%) or more of the combined voting power of the Surviving Corporation’s then outstanding Voting Securities or its common stock; or
     (D) The Company’s stockholders approve a complete liquidation or dissolution of the Company.
Notwithstanding the foregoing provisions of this subsection 6(b)(i), a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding common stock or Voting Securities as a result of the acquisition of common stock or Voting Securities by the Company which, by reducing the number of shares of common stock or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person; provided, however, that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of common stock or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional common stock or Voting Securities which increases the percentage of the then outstanding common stock or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.
     (ii) Notwithstanding the provisions of this subsection 6(b)(i), the Board, in the exercise of its reasonable discretion, may, but need not, make an affirmative determination prior to the consummation of a Business Transaction (as defined in subsection b(i)(C)) that, in light of all circumstances, such Business Transaction will be not be treated as a Change in Control for purposes of this Plan, by reason of it being in essence a “combination of equals” or for any other reason. In making any such determination, the Board shall give due consideration, without limitation, to the likely effect of such transaction(s) on the makeup of the stockholder base, the Board and the senior management of the Company.
     (iii) Except as otherwise provided in Section 10(j), an Award Memorandum or a written agreement between the Company and a Participant to the contrary, in the event of a Change in Control, then all outstanding Awards previously granted to the Participant hereunder that have not already vested shall vest on the first anniversary of the Change in Control; provided, however, that in the event that a Participant’s employment with IndyMac or any successor employee is terminated within one (1) year following a Change in Control (i) by reason of the Participant’s Disability or Death, or (ii) either by the employer without Cause or by the Participant for Good Reason, then all outstanding Awards previously granted to the Participant hereunder that have not already vested shall vest on the date of such termination of employment. In the event of such acceleration of “vesting,” each Option shall become immediately exercisable, and (B) outstanding Awards shall immediately vest free of restrictions, and shall become payable to the Participant. Notwithstanding the foregoing and anything to the contrary herein, prior to a Change in Control, the Committee may in its sole discretion amend this Section 6(b)(iii) to alter the acceleration of Awards in the event of a Change in Control, including, without limitation, to provide for immediate acceleration of awards or to prohibit or otherwise limit such acceleration. The Committee may accord any holder of an Award a right to refuse any acceleration, whether pursuant to the Award Memorandum or otherwise, in such circumstances as the Committee may approve. In determining whether and in what manner to accelerate the vesting of Awards under the Plan, the Committee shall consider the effect thereof under applicable regulatory and financial accounting principles, including without limitation section 422 of the Code.

For purposes of this section, “Cause” shall have the meaning assigned such term in the employment agreement, if any, between a Participant and the Company or an affiliate, provided, however that if there is no such employment agreement in which such term is defined, and unless otherwise defined in the applicable Award, “Cause” shall mean, with respect to any Employee, termination of employment with the Company or any Subsidiary on account of any act of (i) fraud or intentional misrepresentation, (ii) embezzlement, misappropriation or conversion of assets or opportunities of the Company or any subsidiary or affiliate, or (iii) conviction of a felony.
For purposes of this section, “Good Reason” shall have the meaning assigned such term in the employment agreement, if any, between a Participant and the Company or an affiliate, provided, however that if there is no such Employment Agreement in which such term is defined, and unless otherwise defined in the applicable Award, “Good Reason” shall mean, with respect to any Employee, any of the following acts by the Company or an affiliate, without the consent of the Participant (in each case, other than an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or the affiliate promptly after receipt of notice thereof given by the Participant): (i) the assignment to the Participant of duties materially inconsistent with, or a material diminution in, the Participant’s position, authority, duties or responsibilities as in effect immediately prior to a Change in Control, (ii) a reduction by the Company or an affiliate in the Participant’s base salary, (iii) the Company or an affiliate requiring the Participant, without his or her consent, to be based at any office or location more than 35 miles from the location at which the Participant was stationed immediately prior to a Change in Control, (iv) the continuing material breach by the Company or an affiliate of any Employment Agreement between the Participant and the Company or an affiliate after the expiration of any applicable period for cure, or (v) the expiration an employment agreement between the Employee and the Company or any affiliate in effect prior to a Change in Control without renewal by the Company or its successor on or following a Change in Control on terms that are substantially comparable to the terms of such employment agreement.”

Amendment to the
2000 Stock Incentive Plan
(Adopted by the Board of Directors on October 26, 2004)
The 2000 Stock Incentive Plan (“Plan”) is hereby amended, effective as of October 26, 2004, as follows:
1. By substituting the following for subsection 5(f) of the Plan:
     f) Effect of Termination of Service; Miscellaneous Provisions Relating to Awards. Subject to Section 4(c)(ii), and except as otherwise provided in the applicable Award Memorandum or otherwise specified or approved by the Committee, at the time the holder of an Award terminates service as an employee (a) each Option and any other Award with an exercise privilege, to the extent not exercised (whether or not presently exercisable), shall terminate and be forfeited, and (b) any other Award subject to time or performance vesting (such as restricted stock or performance shares or performance units), to the extent such vesting condition has not been met, shall terminate and be forfeited, except that:
     (i) if the holder terminates service as an Employee for a reason other than cause (as determined by the Committee in its sole discretion), death, Disability (as defined in clause (ii) below) or Retirement (as defined in clause (iii) below), the holder may at any time within a period of three months after such termination exercise each Option and any other Award with an exercise privilege to the extent such Awards were exercisable on the date of such termination;
     (ii) if the holder terminates service as an Employee by reason of death or Disability, or if the holder dies or becomes Disabled within three months after termination described in clause (i), then each Option and any other Award with an exercise privilege may be exercised within a period of twelve (12) months after such termination (for purposes of this Section 5, “Disability” shall mean a permanent and total disability within the meaning of Section 22(e)(3) of the Code);
     (iii) if the holder terminates service as an Employee by reason of Retirement, then (a) each Option and any other Award with an exercise privilege shall become fully exercisable and may be exercised within a period of twelve (12) months after the holder’s Retirement, (b) any time-based vesting restrictions on any Awards shall lapse, and (c) and any performance-based criteria relating to Awards shall be deemed to be satisfied at the greater of “target” or actual performance as of the date of the holder’s Retirement; provided, however, that as a condition of such exercise privilege and acceleration of vesting, the holder shall execute a restrictive covenant agreement (including, but not limited to, a non-competition covenant and a non-solicitation of customers and employees covenant) satisfactory to the Company with a term equal to the longest vesting term being accelerated. For purposes of this Section 5, “Retirement” shall mean retirement or resignation from the Company (a) (i) if the holder is less than 55 years of age, with at least 75 points or (ii) if the holder is 55 years of age or older, with at least 65 points and (b) the holder has at least five (5) consecutive years of employment with the Company. An Employee shall receive one (1) point for every consecutive year of employment with the Company and one (1) point for every year of age. For example, an Employee who is 52 years of age and has worked for the Company for 15 consecutive years has 67 points; provided, however, that in no event may any Option or other Award with an exercise privilege be exercised by any holder after its expiration date.
     Notwithstanding any of the foregoing provisions of this subsection (f), if the holder of an Award is an Employee of an entity which is a subsidiary or affiliate of the Company and such entity ceases to be such a subsidiary or affiliate of the Company, such event shall be deemed for purposes of this subsection (f) to be a termination of the holder’s service as an Employee described in clause (i) above. Absence from work caused by military service or authorized sick leave shall not be considered a termination of service as an Employee for purposes of this subsection (f).

Amendment to the
2000 Stock Incentive Plan
(Adopted by the Board of Directors on September 19, 2006)
     This Amendment to the IndyMac Mortgage Holdings, Inc. 2000 Stock Incentive Plan, as amended (the “2000 Plan”), is hereby adopted this 19th day of September, 2006, by the Board of Directors of IndyMac Bancorp, Inc. (the “Company”).
     The Company adopted the 2000 Plan for the purposes set forth therein, and pursuant to Section 7 of the 2000 Plan, the Board of Directors of the Company has the right to amend the 2000 Plan with respect to certain matters.
     The Board of Directors has approved and authorized this Amendment to the 2000 Plan.
     The 2000 Plan is hereby amended, effective as of the date hereof, in the following particulars:
1. By deleting Section 6(a) in its entirety and replacing it with the following:
     (a)(i) Mandatory Adjustments. In the event of a nonreciprocal transaction between the Company and its stockholders that causes the per-share value of the Common Shares to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the authorization limits under Section 3 shall be adjusted proportionately, and the Committee (or, in the case of Director Options, the Board) shall make such adjustments to the Plan and Awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Action by the Committee may include: (i) adjustment of the number and kind of Common Shares that may be delivered under the Plan; (ii) adjustment of the number and kind of Common Shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding Awards or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Committee determines to be equitable. Without limiting the foregoing, in the event of a subdivision of the outstanding Common Shares (stock-split), a declaration of a dividend payable in Common Shares, or a combination or consolidation of the outstanding Common Shares into a lesser number of shares, the authorization limits under Section 3 shall automatically be adjusted proportionately, and the Common Shares then subject to each Award shall automatically, without the necessity for any additional action by the Committee, be adjusted proportionately without any change in the aggregate purchase price therefor.
     (ii) Discretionary Adjustment. Upon the occurrence or in anticipation of any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, combination or exchange of shares, or any transaction described in (i) above), the Committee (or, in the case of Director Options, the Board) may, in its sole discretion, provide (i) that Awards will be settled in cash rather than Common Shares, (ii) that Awards will become immediately vested and exercisable and will expire after a designated period of time to the extent not then exercised, (iii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Common Shares, as of a specified date associated with the transaction, over the exercise price of the Award, (v) that performance targets and performance periods for performance-based compensation will be modified, consistent with Code Section 162(m) where applicable, or (vi) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.
     (iii) General. Any discretionary adjustments made pursuant to this Section 6(a) shall be subject to the provisions of Section 7. To the extent that any adjustments made pursuant to this Section 6(a) cause Incentive Stock Options to cease to qualify as Incentive Stock Options, such Options shall be deemed to be non-qualified stock options.”
All other provisions of the 2000 Plan shall remain the same.

Amendment to the
2000 Stock Incentive Plan
(Adopted by the Board of Directors on September 17, 2007)
     This Amendment to the IndyMac Bancorp, Inc. 2000 Incentive Plan (the “Plan”), was adopted on September 17, 2007 by the Board of Directors (the “Board”) of IndyMac Bancorp, Inc. (the “Company”).
     The Plan is hereby amended, effective as of September 17, 2007, in the following particulars:
     1. By adding a new Section 5(j):
     “(j) Special Provisions related to Section 409A of the Code.
     (a) Notwithstanding anything in the Plan or in any Award Memorandum to the contrary, to the extent that any amount or benefit that would constitute “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under the Plan or any Award Memorandum by reason of the occurrence of a Change in Control or the Participant’s Disability or separation from service, such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless (i) the circumstances giving rise to such Change in Control, Disability or separation from service meet the description or definition of “change in control event,” “disability” or “separation from service,” as the case may be, in Section 409A of the Code and applicable final regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. This provision does not prohibit the vesting of any Award upon a Change in Control, Disability or separation from service, however defined. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the next earliest payment or distribution date or event specified in the Award Memorandum that is permissible under Section 409A.
     (b) If any one or more Awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treas. Reg. Section 1.409A-1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company (acting through the Committee or the Head of Human Resources) shall determine which Awards or portions thereof will be subject to such exemptions.
     (c) Notwithstanding anything in the Plan or in any Award Memorandum to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Plan or any Award Memorandum by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):
     (i) if the payment or distribution is payable in a lump sum, the Participant’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service; and
     (ii) if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated and the Participant’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service, whereupon the accumulated amount will be paid or distributed to the Participant and the normal payment or distribution schedule for any remaining payments or distributions will resume.

     For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Section 409A of the Code and the final regulations thereunder, provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or any committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.
     (d) Eligible Participants who are service providers to an affiliate may be granted Options under this Plan only if the affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of §1.409A-1(b)(5)(iii)(E) of the final regulations under Section 409A of the Code.”
     2. By deleting Section 10(iv) in its entirety and replacing it with the following:
     “(D) If the Common Shares are not listed or admitted to trade on a national securities exchange nor reported on the National Market Reporting System and if bid and asked prices for the stock are not furnished by the NASD or a similar organization, the Fair Market Value shall be determined by such other method as the Board determines in good faith to be reasonable and in compliance with Code Section 409A.”
     3. All other provisions of the Plan shall remain the same.